Exhibit 1

Consolidated Balance Sheets (Unaudited)

Mitsui & Co., Ltd. and subsidiaries
September 30, 2002 and 2003 and March 31, 2003

	Millions of Yen

	September 30,	September 30,	March 31,
	2002	2003	2003

ASSETS
Current Assets:
Cash and cash equivalents (Note 2)	¥730,525	¥662,963	¥694,813
Time deposits	34,059	35,322	37,702
Marketable securities (Notes 2 and 3)	58,343	64,283	64,487
Trade receivables (Note 5):
Notes and loans, less unearned interest	453,741	458,379	467,820
Accounts	1,464,460	1,557,996	1,589,379
Associated companies	184,321	167,628	195,411
Allowance for doubtful receivables (Note 2)	(19,401)	(21,404)	(21,236)
Inventories (Note 2)	472,547	480,038	488,672
Advance payments to suppliers	77,199	54,148	57,090
Deferred tax assets—current (Note 2)	37,867	30,071	35,819
Other current assets	182,864	238,847	221,787

Total current assets	3,676,525	3,728,271	3,831,744

Investments and Non-current Receivables (Notes 2 and 5):
Investments in and advances to associated companies (Notes 3 and 7)	503,999	670,038	584,511
Other investments (Note 3)	647,208	566,805	525,063
Non-current receivables, less unearned interest	720,003	525,797	674,681
Allowance for doubtful receivables	(149,244)	(119,459)	(139,793)
Property leased to others—at cost, less accumulated depreciation (Note 4 )	238,417	238,719	240,304

Total investments and non-current receivables	1,960,383	1,881,900	1,884,766

Property and Equipment—at Cost (Notes 2 and 5):
Land, land improvements and timberlands	230,536	229,875	232,469
Buildings, including leasehold improvements	330,604	344,929	347,408
Equipment and fixtures	331,399	371,143	342,012
Vessels	20,222	23,458	19,970
Projects in progress	40,612	21,977	20,801

Total	953,373	991,382	962,660
Accumulated depreciation	(371,153)	(409,311)	(391,733)

Net property and equipment	582,220	582,071	570,927

Intangible Assets, less Accumulated Amortization (Note 2)	56,964	106,527	71,179

Deferred Tax Assets—Non-current (Note 2)	26,888	42,590	53,527

Other Assets	94,732	129,634	128,377

Total	¥6,397,712	¥6,470,993	¥6,540,520

See notes to consolidated financial statements.

		Millions of Yen

	September 30,	September 30,	March 31,
	2002	2003	2003

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Short-term debt (Note 5)	¥605,884	¥574,612	¥690,881
Current maturities of long-term debt (Note 5)	368,392	427,581	417,063
Trade payables:
Notes and acceptances	131,681	119,573	124,276
Accounts	1,342,158	1,368,793	1,417,472
Associated companies	71,648	73,140	77,033
Accrued expenses:
Income taxes (Note 2)	20,260	18,706	23,076
Interest	26,155	19,265	23,633
Other	40,525	35,598	39,681
Advances from customers	84,759	77,947	73,155
Other current liabilities (Notes 2 and 8)	125,736	151,153	139,060

Total current liabilities	2,817,198	2,866,368	3,025,330

Long-term Debt, less Current Maturities (Note 5)	2,571,626	2,516,513	2,500,470

Accrued Pension Costs and Liability for Severance Indemnities (Note 2)	38,591	53,996	53,148

Deferred Tax Liabilities—Non-current (Note 2)	27,222	42,946	31,459

Commitments and Contingent Liabilities (Notes 5 and 8)
Minority Interests	63,441	75,952	67,966

Shareholders’ Equity:
Common stock—no par value
Authorized, 2,500,000,000 shares;
Issued, 2002.9, 2003.9 and 2003.3—1,583,674,837 shares	192,487	192,487	192,487
Capital surplus	287,756	287,758	287,756
Retained earnings:
Appropriated for legal reserve	36,235	36,601	36,382
Unappropriated (Notes 3 and 12)	494,168	513,314	494,038
Accumulated other comprehensive income (loss) (Note 2):
Unrealized holding gains and losses
on available-for-sale securities (Note 3)	26,295	46,385	3,405
Foreign currency translation adjustments	(154,355)	(155,346)	(141,053)
Minimum pension liability adjustment	339	(4,833)	(6,731)
Net unrealized gains and losses on derivatives (Note 9)	(2,683)	355	(2,759)

Total accumulated other comprehensive loss	(130,404)	(113,439)	(147,138)

Treasury stock, at cost: 910,955 shares in 2002.9, 2,486,630 shares in 2003.9
and 2,297,845 shares in 2003.3	(608)	(1,503)	(1,378)

Total shareholders’ equity	879,634	915,218	862,147

Total	¥6,397,712	¥6,470,993	¥6,540,520

See notes to consolidated financial statements.

Statements of Consolidated Income (Unaudited)

Mitsui & Co., Ltd. and subsidiaries
For the Six-Month Periods ended September 30, 2002 and 2003 and for the Year Ended March 31, 2003

		Millions of Yen

	Six-Month	Six-Month
	Period Ended	Period Ended	Year Ended
	September 30,	September 30,	March 31,
	2002	2003	2003

Revenue—Gross Trading Profit (Notes 2, 4 and 7)	¥274,674	¥293,592	¥569,724
Total trading transactions (Notes 2 and 7):
Six-month period ended 2002.9, ¥5,459,070 million;
Six-month period ended 2003.9, ¥5,949,940 million;
Year ended 2003.3, ¥11,482,106 million

Expenses and Other (Notes 2 and 4):
Selling, general and administrative	220,761	239,777	457,703
Provision for doubtful receivables (Note 2)	6,263	3,608	14,301
Interest expense (net of interest income)
Six-month period ended 2002.9, ¥22,536 million;
Six-month period ended 2003.9, ¥18,414 million;
Year ended 2003.3, ¥44,508 million	3,241	1,590	2,865
Dividend income	(10,161)	(10,837)	(16,267)
Gain on sales of securities—net (Notes 2 and 3)	(8,816)	(11,063)	(11,026)
Gain on securities contributed to an employee retirement
benefit trust (Note 3)	—	—	(15,831)
Loss on the write-down of securities (Note 2)	10,930	6,561	37,921
Loss on disposal or sale of property and equipment—net	984	645	1,759
Impairment loss of long-lived assets (Note 2)	13,240	12,905	24,558
Other expense—net (Notes 2 and 8)	3,803	11,655	11,310

Total	240,245	254,841	507,293

Income from Continuing Operations before Income Taxes,
Minority Interests and Equity in Earnings	34,429	38,751	62,431

Income Taxes (Note 2):
Current	22,468	18,900	39,205
Deferred	(7,178)	3,263	(1,374)

Total	15,290	22,163	37,831

Income from Continuing Operations before Minority Interests
and Equity in Earnings	19,139	16,588	24,600
Minority Interests in Earnings of Subsidiaries	(2,327)	(3,576)	(4,407)
Equity in Earnings of Associated Companies—Net
(After Income Tax Effect) (Notes 2 and 3)	11,812	16,096	15,295

Income from Continuing Operations	28,624	29,108	35,488

Loss from Discontinued Operations—Net
(After Income Tax Effect) (Note 2)	(3,835)	(1,001)	(4,350)
Cumulative Effect of Change in Accounting Principle
(After Income Tax Effect) (Note 2)	—	(2,285)	—

Net Income	¥24,789	¥25,822	¥31,138

	Millions of Yen

	Six-Month	Six-Month
	Period Ended	Period Ended	Year Ended
	September 30,	September 30,	March 31,
	2002	2003	2003

Net Income per Share (Notes 2 and 6):
Basic:
Continuing Operations	¥18.08	¥18.41	¥22.43
Discontinued Operations — net (after income tax effect)	(2.42)	(0.63)	(2.75)
Change in Accounting Principle (after income tax effect)	0	(1.45)	0

Total	¥15.66	¥16.33	¥19.68

Diluted:
Continuing Operations	¥16.98	¥17.43	¥21.24
Discontinued Operations — net (after income tax effect)	(2.25)	(0.59)	(2.55)
Change in Accounting Principle (after income tax effect)	0	(1.36)	0

Total	¥14.73	¥15.48	¥18.69

See notes to consolidated financial statements.

Statements of Consolidated Shareholders’ Equity (Unaudited)

Mitsui & Co., Ltd. and subsidiaries
For the Six-Month Periods ended September 30, 2002 and 2003 and for the Year Ended March 31, 2003

	Millions of Yen

	Six-Month	Six-Month
	Period Ended	Period Ended	Year Ended
	September 30,	September 30,	March 31,
	2002	2003	2003

Common Stock:
Balance at beginning of period
Shares issued: 2002.9, 2003.9 and 2003.3—1,583,674,837 shares	¥192,487	¥192,487	¥192,487

Balance at end of period
Shares issued: 2002.9, 2003.9 and 2003.3—1,583,674,837 shares	¥192,487	¥192,487	¥192,487

Capital Surplus:
Balance at beginning of period	¥287,756	¥287,756	¥287,756
Gain on sales of treasury stock	—	2	—

Balance at end of period	¥287,756	¥287,758	¥287,756

Retained Earnings:
Appropriated for Legal Reserve:
Balance at beginning of period	¥35,873	¥36,382	¥35,873
Transfer from unappropriated retained earnings	362	219	509

Balance at end of period	¥36,235	¥36,601	¥36,382

Unappropriated (Notes 3 and 12):
Balance at beginning of period	¥476,074	¥494,038	¥476,074
Net income	24,789	25,822	31,138
Cash dividends paid (Dividends paid per share:
Six-month periods ended September 30, 2002, ¥4.0; 2003, ¥4.0; Year ended March 31, 2003, ¥8.0)	(6,333)	(6,327)	(12,665)
Transfer to retained earnings appropriated for legal reserve	(362)	(219)	(509)

Balance at end of period	¥494,168	¥513,314	¥494,038

Accumulated Other Comprehensive Income (Loss) (After Income Tax Effect):
Balance at beginning of period	¥(76,918)	¥(147,138)	¥(76,918)
Unrealized holding gains and losses on available-for-sale securities (Note 3)	(17,951)	42,980	(40,841)
Foreign currency translation adjustments	(35,686)	(14,293)	(22,384)
Minimum pension liability adjustment	712	1,898	(6,358)
Net unrealized gains and losses on derivatives (Note 9)	(561)	3,114	(637)

Balance at end of period	¥(130,404)	¥(113,439)	¥(147,138)

Treasury Stock, at Cost:
Balance at beginning of period
Shares in treasury: 2002.9—494,860 shares; 2003.9—2,297,845 shares; 2003.3—494,860 shares	¥(302)	¥(1,378)	¥(302)
Purchase of treasury stock
Shares purchased: 2002.9—416,095 shares; 2003.9—225,389 shares; 2003.3—1,802,985 shares	(306)	(149)	(1,076)
Sales of treasury stock
Shares sold: 2002.9—0 shares; 2003.9—36,604 shares; 2003.3—0 shares	—	24	—

Balance at end of period
Shares in treasury: 2002.9—910,955 shares; 2003.9—2,486,630 shares; 2003.3—2,297,845 shares	¥(608)	¥(1,503)	¥(1,378)

Note: Appropriations of retained earnings are reflected in the financial statements upon the Board of Directors’ approval for the six-month periods ended September 30, 2002 and 2003 and upon shareholders’ approval for the Year Ended March 31, 2003.

	Millions of Yen

	Six-Month	Six-Month
	Period Ended	Period Ended	Year Ended
	September 30,	September 30,	March 31,
	2002	2003	2003

Summary of Changes in Equity from Nonowner Sources (Comprehensive Income (Loss)) (Note 2):
Net income	¥24,789	¥25,822	¥31,138

Other comprehensive income (Loss) (after income tax effect):
Unrealized holding gains and losses on available-for-sale securities (Note 3)	(17,951)	42,980	(40,841)
Foreign currency translation adjustments	(35,686)	(14,293)	(22,384)
Minimum pension liability adjustment	712	1,898	(6,358)
Net unrealized gains and losses on derivatives (Note 9)	(561)	3,114	(637)

Changes in equity from nonowner sources	¥(28,697)	¥59,521	¥(39,082)

See notes to consolidated financial statements.

Statements of Consolidated Cash Flows (Unaudited)

Mitsui & Co., Ltd. and subsidiaries
Six-Month Periods Ended September 30, 2002 and 2003 and Year Ended March 31, 2003

	Millions of Yen

	Six-Month	Six-Month
	Period Ended	Period Ended	Year Ended
	September 30,	September 30,	March 31,
	2002	2003	2003

Operating Activities (Note 11):
Net income	¥24,789	¥25,822	¥31,138
Adjustments to reconcile net income to net cash provided by operating activities Loss from discontinued operations—net (after income tax effect)	3,835	1,001	4,350
Cumulative effect of change in accounting principle (after income tax effect)	—	2,285	—
Depreciation and amortization	27,425	27,259	58,532
Provision for doubtful receivables	6,263	3,608	14,301
Equity in earnings of associated companies, less dividends received	(5,888)	(9,291)	(2,258)
Deferred income taxes	(7,178)	3,263	(1,374)
Gain on sales of securities—net	(8,816)	(11,063)	(11,026)
Gain on securities contributed to an employee retirement benefit trust	—	—	(15,831)
Loss on the write-down of securities	10,930	6,561	37,921
Loss on disposal or sale of property and equipment—net	984	645	1,759
Impairment loss of long-lived assets	13,240	12,905	24,558
Decrease (increase) in trade receivables	106,445	95,297	(42,127)
(Increase) decrease in inventories	(4,230)	5,938	(27,512)
Decrease in trade payables	(98,162)	(73,990)	(12,703)
Net decrease in accrued pension costs and liability for severance indemnities	(3,518)	(416)	(9,660)
Other—net	7,523	12,461	2,080

Net cash provided by operating activities	73,642	102,285	52,148

Investing Activities (Notes 2 and 11):
Net decrease in time deposits	43,842	1,603	40,220
Investments in and advances to associated companies	(28,817)	(141,712)	(63,769)
Sales of investments in and collection of advances to associated companies	2,913	59,869	10,111
Acquisition of available-for-sale securities	(46,592)	(56,526)	(154,050)
Proceeds from sales of available-for-sale securities	32,368	15,037	66,106
Proceeds from maturities of available-for-sale securities	53,449	54,908	144,368
Acquisition of held-to-maturity debt securities	(2,432)	—	(4,231)
Proceeds from maturities of held-to-maturity debt securities	3,494	5,019	10,560
Acquisition of other investments	(17,678)	(25,082)	(39,838)
Proceeds from sales of other investments	15,664	9,857	30,242
Increase in long-term loan receivables	(31,512)	(21,722)	(56,169)
Collection of long-term loan receivables	39,805	40,749	84,445
Additions to property leased to others and property and equipment	(58,001)	(58,101)	(123,216)
Proceeds from sale of property leased to others and property and equipment	50,073	21,915	62,186
Acquisition of a subsidiary, net of cash acquired	(11,208)	3,859	(11,208)

Net cash provided by (used in) investing activities	45,368	(90,327)	(4,243)

Financing Activities (Note 11):
Net (decrease) increase in short-term debt	(9,304)	(142,602)	94,026
Proceeds from long-term debt	290,147	452,898	509,517
Repayment of long-term debt	(289,020)	(340,442)	(571,968)
Net purchase of treasury stock	(291)	(99)	(1,086)
Payment of cash dividends	(6,334)	(6,327)	(12,665)

Net cash (used in) provided by financing activities	(14,802)	(36,572)	17,824

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(7,266)	(7,236)	(4,499)

Net Increase (Decrease) in Cash and Cash Equivalents	96,942	(31,850)	61,230
Cash and Cash Equivalents at Beginning of Year	633,583	694,813	633,583

Cash and Cash Equivalents at End of Year	¥730,525	¥662,963	¥694,813

See notes to consolidated financial statements.

Notes to Consolidated Financial Statements

Mitsui & Co., Ltd. and Subsidiaries

1. NATURE OF OPERATIONS

     Mitsui & Co., Ltd. (Mitsui Bussan Kabushiki Kaisha), and subsidiaries (the “companies”), as sogo shosha or general trading companies, are engaged in business activities, such as worldwide trading in various commodities, financing for customers and suppliers relating to such trading activities in Japan, North America and other areas in the world, and organizing and coordinating industrial projects through their worldwide business networks. The companies conduct export, import, offshore and domestic trades through the sale and manufacture of products in the areas of “Metal Products & Minerals,” “Machinery, Electronics & Information,” “Chemical,” “Energy” and “Consumer Products & Services (foods, textiles, property and service business, and general merchandise),” while providing services for retailing, information and communications, technical support, transportation and logistics and financing. Further, the companies are also engaged in development of natural resources such as oil and gas, and iron and steel raw materials. In addition to the above, the companies are engaged in strategic business investments in new areas such as information technology, biotechnology and nanotechnology.

2. BASIS OF FINANCIAL STATEMENTS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

I. BASIS OF FINANCIAL STATEMENTS

     The accompanying consolidated financial statements are stated in Japanese yen, the currency of the country in which Mitsui & Co., Ltd. (the “Company”) is incorporated and principally operates.

     The accompanying consolidated financial statements have been prepared on the basis of accounting principles generally accepted in the United States of America (“U.S. GAAP”). Effect has been given in the consolidated financial statements to adjustments which have not been entered in the companies’ general books of account maintained principally in accordance with accounting practices prevailing in the countries of incorporation. Major adjustments include those relating to accounting for derivative instruments and hedging activities, recognition of expected losses on purchase and sale commitments, accounting for certain investments including non-monetary exchange of investments, accounting for warrants, accounting for pension costs and severance indemnities, recognition of installment sales on the accrual basis of accounting, accounting for business combinations, accounting for goodwill and other intangible assets and accounting for asset retirement obligations.

II. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation

     The consolidated financial statements include the accounts of the Company, its majority-owned domestic and foreign subsidiaries, and its proportionate shares of the assets, liabilities, revenues and expenses of certain of its oil and gas, and mining joint ventures in which the companies own an undivided interest in the assets, and pursuant to the joint venture agreements, are severally liable for their share of each liability. The excess of the cost of investments in subsidiaries over the equity in the fair value of the net assets at the dates of acquisition is accounted for as goodwill.

     Certain subsidiaries with a half year-end on or after June 30, but prior to the parent company’s half year-end of September 30, are included on the basis of the subsidiaries’ respective half year-end.

Foreign currency translation

     Foreign currency financial statements have been translated in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 52, “Foreign Currency Translation.” Pursuant to this statement, the assets and liabilities of foreign subsidiaries and associated companies are translated into Japanese yen at the respective half year-end exchange rates. All income and expense accounts are translated at average rates of exchange. The resulting translation adjustments are included in accumulated other comprehensive income.

     Foreign-currency-denominated receivables and payables are translated into Japanese yen at half year-end exchange rates and resulting foreign exchange gains and losses are recognized in earnings.

Cash equivalents

     Cash equivalents are defined as short-term (original maturities of three months or less), highly liquid investments which are readily convertible into cash and have no significant risk of change in value.

     On April 1, 2003, the companies changed their accounting policy concerning which items are treated as cash equivalents in the Consolidated Balance Sheets and the Statements of Consolidated Cash Flows. Cash and cash equivalents formerly included cash, certificates of deposit and time deposits with original maturities of three months or less. In addition to the above, the companies decided to include financing bills and commercial papers with original maturities of three months or less, which are readily convertible into cash and have no significant risk of change in value, in cash equivalents. The companies have changed their short-term investment policy for temporary surplus funds. As a result of the change, the companies have decreased time deposits with original maturities of three months or less and have increased investments in financing bills and commercial papers with original maturities of three months or less. As such, management believes that the change in the accounting policy concerning which items are treated as cash equivalents appropriately reflects the change in the companies’ short-term investment policy and fairly present their cash management activities in the Consolidated Balance Sheets and the Statements of Consolidated Cash Flows.

     In relation to this change, the amount in the Consolidated Balance Sheets and the Statements of Consolidated Cash Flows for the prior periods have been restated. As a result of this restatement, cash and cash equivalents increased by ¥32,998 million and ¥34,597 million and marketable securities decreased by the same amounts in the Consolidated Balance Sheets as of September 30, 2002 and March 31, 2003, respectively. Also, net cash provided by (used in) investing activities in the Statements of Consolidated Cash Flows increased by ¥7,402 million and ¥9,001 million for the six-month period ended September 30, 2002 and the year ended March 31, 2003, respectively.

Allowance for doubtful receivables

     In accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan—an amendment of FASB Statements No. 5 and 15,” an impairment loss for a specific loan deemed to be impaired is measured based on the present value of expected cash flows discounted at the loan’s original effective interest rate or the fair value of the collateral if the loan is collateral dependent.

     An allowance for doubtful receivables is recognized for all receivables not subject to the accounting requirement of SFAS No. 114 based primarily upon the companies’ credit loss experiences and an evaluation of potential losses in the receivables.

Inventories

     Inventories, consisting mainly of commodities and materials for resale, are stated at the lower of cost, principally on the specific-identification basis, or market.

Derivative instruments and hedging activities

     In accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities—an amendment of FASB Statement No. 133,” and SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” all derivative instruments are recognized and measured at fair value as either assets or liabilities in the Consolidated Balance Sheets. The accounting for changes in the fair value depends on the intended use of the derivative instruments and its resulting hedge designation.

     The companies enter into derivative commodity instruments, such as future, forward, option and swap contracts, as a means of hedging the exposure to changes in the fair value of inventories and unrecognized firm commitments and the exposure to variability in the expected future cash flows from forecasted transactions, principally for non-ferrous metals, crude oil and agricultural products.

     Changes in the fair value of derivative commodity instruments, designated and effective as fair value hedges, are recognized in revenue—gross trading profit as offsets to changes in the fair value of the hedged items. Changes in the fair value of derivative commodity instruments, designated and effective as cash flow hedges, are initially recorded as other comprehensive income and reclassified into earnings as revenue—gross trading profit when the hedged transactions affect earnings. Changes in the fair value of the ineffective portion are recognized in revenue—gross trading profit immediately.

     Changes in the fair value of derivative commodity instruments, for which hedge requirements are not met under SFAS No. 133, are currently recognized in revenue—gross trading profit without any offsetting changes in the fair value of the hedged items.

     The Company and certain subsidiaries also enter into agreements for derivative commodity instruments as a part of their trading activities. These derivative instruments are marked to market, and gains or losses resulting from these contracts are reported in revenue—gross trading profit.

     Changes in the fair value of all open positions of certain commodities such as precious metals traded in terminal (future) markets are recognized in revenue—gross trading profit in order to reflect the fair value of commodity trading transactions consisting of inventories, unrecognized firm commitments and derivative commodity instruments as a whole.

     The companies enter into derivative financial instruments such as interest rate swap agreements, foreign exchange forward contracts, currency swap agreements, and interest rate and currency swap agreements as a means of hedging their interest rate and foreign exchange exposure.

     Changes in the fair value of interest rate swap agreements, designated and effective as fair value hedges for changes in the fair value of fixed-rate financial assets or liabilities attributable to changes in the designated benchmark interest rate, are recognized in interest expense as offsets to changes in the fair value of hedged items. Changes in the fair value of interest rate swap agreements, designated and effective as cash flow hedges for changes in the cash flows of floating-rate financial assets or liabilities attributable to changes in the designated benchmark interest rate, are initially recorded in other comprehensive income and reclassified into earnings as interest expense when the hedged transactions affect earnings. Changes in the fair value of the ineffective portion are recognized in interest expense immediately.

     Changes in the fair value of foreign exchange forward contracts and currency swap agreements, designated and effective as cash flow hedges for changes in the cash flows of foreign-currency-denominated assets or liabilities, unrecognized firm commitments and forecasted transactions attributable to changes in the related foreign currency exchange rate, are initially recorded in other comprehensive income and reclassified into earnings as foreign exchange gains or losses when the hedged transactions affect earnings. Changes in the fair value of the ineffective portion are recognized in foreign exchange gains or losses immediately.

     Changes in the fair value of interest rate and currency swap agreements, designated and effective as fair value hedges or cash flow hedges for changes in the fair values or cash flows of foreign-currency-denominated assets or liabilities attributable to changes in the designated benchmark interest rate or the related foreign currency exchange rate are recorded as either earnings or other comprehensive income depending on the treatment of foreign currency hedges as fair value hedges or cash flow hedges.

     Changes in the fair value of derivative financial instruments, for which hedge requirements are not met under SFAS No. 133, are currently recognized in interest expense for interest rate swap agreements and in foreign exchange gains or losses for foreign exchange forward contracts, currency swap agreements and interest rate and currency swap agreements.

     The Company and certain subsidiaries also enter into agreements for certain derivative financial instruments as a part of their trading activities. These derivative instruments are marked to market and the related gains or losses are reported in interest expense for interest rate swap agreements and in revenue—gross trading profit for foreign exchange forward contracts.

     For the Statements of Consolidated Cash Flows, cash flows from derivative commodity instruments and derivative financial instruments that qualify for hedge accounting are included in the same category as the items being hedged.

Debt and marketable equity securities and investments in associated companies

     The companies classify debt and marketable equity securities, at acquisition, into one of three categories: held-to-maturity, available-for-sale or trading under provisions of SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.”

     Trading securities are carried at fair value and unrealized holding gains and losses are included in earnings.

     Debt securities are classified as held-to-maturity and measured at amortized cost in the Consolidated Balance Sheets only if the companies have the positive intent and ability to hold those securities to maturity. Premiums and discounts amortized in the period are included in interest income.

     Debt and marketable equity securities other than those classified as trading or held-to-maturity securities are classified as available-for-sale securities and carried at fair value with such unrealized holding gains and losses reported in accumulated other comprehensive income in shareholders’ equity on a net-of-tax basis.

     For other than a temporary decline in the value of debt and marketable equity securities below their cost or amortized cost, the investment is reduced to its fair value, which becomes the new cost basis of the investment. The amount of the reduction is reported as a loss for the year in which such determination is made.

     The cost of securities sold is determined based on the moving-average cost method.

     Investments in associated companies (investees owned 20% to 50%, corporate joint ventures and other investees over which the companies have the ability to exercise significant influence) are accounted for under the equity method, after appropriate adjustments for intercompany profits and dividends. The differences between the cost of such investments and the companies’ equity in the underlying fair value of the net assets of associated companies at the dates of acquisition are recognized as equity method goodwill.

     For other than a temporary decline in the value of investments in associated companies below the carrying amount, the investment is reduced to its fair value and an impairment loss is recognized.

Non-marketable equity securities

     Non-marketable equity securities are carried at cost. When other than a temporary decline in the value of such securities below their cost occurs, an impairment loss is recognized.

Issuance of stock by subsidiaries and associated companies

     A subsidiary or an associated company may issue its shares to third parties at amounts per share in excess of or less than the Company’s average per share carrying value. With respect to such transactions, the resulting gains or losses arising from the change in interest are recorded in income for the year in which such shares are issued.

Leasing

     The companies are engaged in lease financing consisting of direct financing leases, leveraged leases and property on operating leases. For direct financing leases, unearned income is amortized to income over the lease term at a constant periodic rate of return on the net investment. Income on leveraged leases is recognized over the life of the lease at a constant rate of return on the positive net investment. Initial direct costs are deferred and amortized using the interest method over the lease period. Operating lease income is recognized over the term of underlying leases on a straight-line basis.

     The companies are also lessees of various assets. Rental expenses on operating leases are recognized over the respective lease terms using the straight-line method.

Depreciation

     Depreciation of property and equipment (including property leased to others) is computed principally under the declining-balance method for assets located in Japan and under the straight-line method for assets located outside Japan, using rates based upon the estimated useful lives of the related property and equipment.

     Leasehold improvements are amortized over the lessor of the useful life of the improvement or the term of the underlying lease.

Long-lived assets

     In accordance with SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets,” long-lived assets to be held and used or to be disposed of other than by sale are reviewed, by using future cash flows which are undiscounted, for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. If the sum of the expected future cash flows is less than the carrying amount of the asset, an impairment loss is recognized. Such impairment loss is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. Long-lived assets to be disposed of by sale are reported at the lower of carrying amount or fair value less cost to sell.

Business combinations

     In accordance with SFAS No. 141, “Business Combinations,” the purchase method of accounting is used for all business combinations. The companies separately recognize and report acquired intangible assets as goodwill or other intangible assets. Any excess of fair value of acquired net assets over cost arising from a business combination is immediately recognized as an extraordinary gain.

     The cumulative effect of a change in accounting principles on the write-off of any unamortized deferred credit as of April 1, 2002 was immaterial.

Goodwill and other intangible assets

     In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill is not amortized but tested for impairment annually or more frequently if impairment indicators arise. Identifiable intangible assets with a finite useful life are amortized over their respective estimated useful lives and reviewed for impairment in accordance with SFAS No. 144. Any identifiable intangible asset determined to have an indefinite useful life is not amortized, but instead tested for impairment in accordance with SFAS No. 142 until its useful life is determined to be no longer indefinite.

     Equity method goodwill is not amortized in accordance with SFAS No. 142 but is reviewed for impairment as a part of other than a temporary decline in the value of investments in associated companies below the carrying amount in accordance with APB Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock.”

     The companies completed the transitional impairment test for goodwill as of April 1, 2002 in accordance with SFAS No. 142 and determined that the fair value of the reporting units including goodwill was in excess of their carrying amount.

     Intangible assets subject to amortization mainly consist of mining and oil concessions, software, unpatented technical expertise, trademarks and patents. Mining and oil concessions are amortized over their respective estimated useful lives using the straight-line method or the unit-of-production method. Software, unpatented technical expertise, trademarks and patents are amortized over their respective estimated useful lives using the straight-line method. Intangible assets not subject to amortization mainly consist of land rights.

     The companies completed the transitional reassessment of the useful lives of identifiable intangible assets as of April 1, 2002. The companies also completed the transitional impairment test for intangible assets not subject to amortization and determined that they are not impaired.

Oil and gas exploration and development

     Oil and gas exploration and development costs are accounted for using the successful efforts method of accounting. The costs of acquiring properties, costs of drilling and equipping exploratory wells and costs of development wells and related plant and equipment are capitalized, and amortized using the unit-of-production method. Exploratory well costs are expensed, if economically recoverable reserves are not found. Other exploration costs, such as geological and geophysical costs, are expensed as incurred. Proved properties are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Unproven properties are assessed annually for impairment, with any impairment charged to expense.

Pension and severance indemnities plans

     The companies have pension plans and/or severance indemnities plans covering substantially all employees other than directors. The costs of the pension plans and severance indemnities plans are accrued based on amounts determined using actuarial methods, in accordance with SFAS No. 87, “Employers’ Accounting for Pensions.”

Guarantees

     In accordance with FASB Interpretation (“FIN”) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others—an Interpretation of FASB Statements No. 5, 57 and 107 and rescission of FASB Interpretation No. 34,” the companies recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee, for a guarantee issued or modified after December 31, 2002.

Revenue recognition

     The companies act as principal or agent in the legal form of trading transactions to earn trading profits. Total trading transactions, as presented in the accompanying Statements of Consolidated Income, are a voluntary disclosure as permitted by Financial Accounting Standards Board (“FASB”) Emerging Issues Task Force Issue (“EITF”) No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent,” and represent the gross transaction volume or the aggregate nominal value of the sales contracts in which the companies act as principal and transactions in which the companies serve as agent. Total trading transactions should not be construed as equivalent to, or a substitute or a proxy for, revenues, or as an indicator of the companies’ operating performance, liquidity or cash flows generated by operating, investing or financing activities. The companies have included the gross transaction volume information because similar Japanese trading companies have historically used it as an industry benchmark. As such, management believes that total trading transactions are a useful supplement to the results of operations information for users of the consolidated financial statements.

     A substantial part of total trading transactions represents transactions in which title to and payment for goods pass through the companies without physical acquisition and delivery through the companies’ inventories.

     Revenue—gross trading profit represents gross margin with respect to purchase and sale transactions, in which the companies act as principal in the legal form, and compensation, in the form of commissions, in which the companies act as agent in the legal form.

     The companies recognize revenue—gross trading profit when it is realized or realizable and earned. Revenue—gross trading profit is realized or realizable and earned when the companies have persuasive evidence of an arrangement, the goods have been delivered or the services have been rendered to the customer, the sales price is fixed or determinable and collectibility is reasonably assured. In addition to this general policy, the following are specific revenue recognition policies:

     Revenue—gross trading profit is recognized at the time the delivery conditions agreed to with customers are met. These conditions are usually considered to have been met when the goods are received by the customer, title to the warehouse receipts are transferred, or the implementation testing is duly completed.

     Revenue—gross trading profit from service related agency transactions is recognized when the contracted services are rendered to third-party customers. The services are considered to have been rendered pursuant to the arrangements when the contracts between manufacturers and customers are made if the services are related to conclusion of the contract or when deliveries for the goods are made if the services are related to those deliveries.

     See accounting policies for leasing and derivative instruments and hedging activities for revenue recognition policies regarding leasing and derivative instruments entered into as a means of hedging transactions and as a part of trading activities, respectively.

     In consideration of a consensus relating to the presentation of gains and losses on derivative instruments held for trading purposes under the FASB Emerging Issues Task Force No. 02-3, “Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities,” all gains and losses on forward contracts held by certain foreign subsidiaries for trading purposes for crude oil and oil products, which are also derivatives, are shown net in total trading transactions effective April 1, 2003 so that total trading transactions more appropriately represent transaction volume of the companies as sogo shosha, or general trading companies. In relation to this change, the Statements of Consolidated Income for the six-month period ended September 30, 2002 and for the year ended March 31, 2003 have been restated.

Research and development expenses

     Research and development costs are charged to expenses when incurred. Research and development costs charged to expenses for the six-month periods ended September 30, 2002 and 2003 and for the year ended March 31, 2003 were ¥1,211 million, ¥2,296 million and ¥3,415 million, respectively.

Advertising expenses

     Advertising costs are charged to expenses when incurred. Advertising costs charged to expenses for the six-month periods ended September 30, 2002 and 2003 and for the year ended March 31, 2003 were ¥3,232 million, ¥3,550 million and ¥6,898 million, respectively.

Income taxes

     Income tax expense is based on reported earnings before income taxes. Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes and tax loss carryforwards. These deferred taxes are measured using the currently enacted tax rates in effect for the year in which the temporary differences or tax loss carryforward are expected to reverse. Valuation allowances are established when it is more likely than not that some or all of the deferred tax assets will not be realized.

Net income per share

     Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted net income per share reflects the potential dilution as a result of issuance of shares upon conversion of the companies’ convertible bonds.

III. DISCONTINUED OPERATIONS

     In accordance with SFAS No. 144, the companies present the results of discontinued operations (including operations of a subsidiary that either has been disposed of or is classified as held for sale) as a separate line item in the Statements of Consolidated Income under “Loss from Discontinued Operations-Net (After Income Tax Effect).” Amounts presented in the Statements of Consolidated Income and the Statements of Consolidated Cash Flows for the prior periods related to the discontinued operations have been reclassified to conform to the current period presentation.

     Loss from discontinued operations before income taxes for the six-month periods ended September 30, 2002 and 2003 and for the year ended March 31, 2003 were ¥13,048 million, ¥4,943 million and ¥14,857 million, respectively, including (gain) loss on disposal of ¥(2,042) million, ¥3,054 million and ¥(1,701) million, respectively. Income tax benefit for the six-month periods ended September 30, 2002 and 2003 and for the year ended March 31, 2003 were ¥9,213 million, ¥3,942 million and ¥10,507 million, respectively.

IV. RECLASSIFICATION

     Certain reclassifications and format changes have been made to prior period amounts to conform to the current period presentation.

V. NEW ACCOUNTING STANDARDS

Asset retirement obligations

     In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.”

     SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes the related cost by increasing the carrying amount of the long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset.

     The companies adopted SFAS No. 143 on April 1, 2003 and recognized liabilities for asset retirement obligations amounting to ¥6,423 million. The companies also recognized the cumulative effect of initially applying SFAS No. 143 as a separate line item in the Statements of Consolidated Income under “Cumulative Effect of Change in Accounting Principle (After Income Tax Effect) amounting to ¥2,285 million,” which represents the difference between the amounts recognized in the Consolidated Balance Sheets prior to the application of SFAS No. 143 and the net amount that is recognized in the Consolidated Balance Sheets pursuant to provisions of SFAS No. 143 for the asset retirement obligations and related costs as of April 1, 2003.

Derivative contracts held for trading purposes and contracts involved in energy trading and risk management activities

     In October 2002, the FASB Emerging Issues Task Force reached a consensus on Issue No. 02-3 (“EITF No. 02-3”), “Issues Involved in Accounting for Derivative Contracts Held for Trading Purposed and Contracts Involved in Energy Trading and Risk Management Activities,” which rescinds EITF Issue No. 98-10, “Accounting for Contracts Involved in Energy Trading and Risk Management Activities.” EITF No. 02-3 addresses certain issues related to energy trading activities, including gross versus net presentation in the income statement, whether recognition of unrealized gains and losses at inception of an energy trading contract is appropriate in the absence of quoted market prices or current market transactions for contracts with similar terms, and additional disclosure requirements for energy trading activities. EITF No. 02-3 requires that gains and losses (realized and unrealized) on all derivative instruments within the scope of SFAS No. 133 be shown net in the income statement, whether or not settled physically, if the derivative instruments are held for trading purposes.

     The companies fully adopted EITF No. 02-3 on April 1, 2003. The effect of adoption of this consensus on the companies’ financial position and results of operations was immaterial.

Accounting for the transfer to the Japanese government of the substitutional portion of employee pension fund liabilities

     In January 2003, the FASB Emerging Issues Task Force reached a final consensus on Issue No. 03-2 (“EITF No. 03-2”), “Accounting for the Transfer to the Japanese Government of the Substitutional Portion of Employee Pension Fund Liabilities.”

     EITF No. 03-2 addresses accounting for a transfer to the Japanese government of a substitutional portion of an Employee Pension Fund Plan (“EPF”), which is a defined benefit pension plan established under the Welfare Pension Insurance Law. EITF No. 03-2 requires employers to account for the entire separation process of a substitutional portion from an entire plan (including a corporate portion) upon completion of the transfer to the government of the substitutional portion of the benefit obligation and related plan assets as the culmination of a series of steps in a single settlement transaction. Under this approach, the difference between the fair value of the obligation and the assets required to be transferred to the government should be accounted for and separately disclosed as a subsidy.

     EPF of the Company was approved by the government for an exemption from the obligation to pay benefits for future employee service related to the substitutional portion on October 1, 2002. In addition, the EPF submitted another application to separate the remaining substitutional portion related to past service by its employees. The EPF is expected to receive approval from the government for its second application during the year ending March 31, 2004. Upon receipt of the approval, the EPF will be relieved of all obligations pertaining to the substitutional portion by transferring the benefit obligation and the related government-specified portion of the plan assets, which will be computed by the government. The related gain or loss, which will be recorded during the year ending March 31, 2004 based on completion of the entire process, has not yet been determined because the amount of the benefit obligation and the related plan assets to be transferred to the government may change significantly.

Consolidation of variable interest entities

     In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities—an Interpretation of ARB No. 51.” This interpretation addresses consolidation by a primary beneficiary of a variable interest entity (“VIE”). A VIE is defined as an entity (1) that has an equity investment at risk that is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, or (2) where equity investors do not have the ability to make significant decisions about the entity’s activities through voting or similar rights, or the obligation to absorb the entity’s expected losses, or the right to receive the entity’s expected residual returns.

     FIN No. 46 is effective for VIEs created after January 31, 2003. In October 2003, the FASB issued FASB Staff Position No. FIN 46-6 which deferred the effective date for applying the provisions of FIN No. 46 for interests held by public entities in VIEs or potential VIEs created before February 1, 2003. For these entities, FIN No. 46 will now be effective for financial statements issued for the first interim or annual period ending after December 15, 2003.

     The companies are evaluating the effect of adoption of FIN No. 46 on the companies’ financial position and results of operations. The companies have identified VIEs created prior to February 1, 2003, which may be consolidated upon the adoption of FIN No. 46, as discussed below.

     At September 30, 2003, as lessees in operating lease contracts concluded with lessors in Europe and Latin America, certain subsidiaries have issued residual value guarantees of leased vessels, and on the date of expiration of operating lease contracts, such subsidiaries will either purchase the leased assets at a fixed price or be responsible for making up any shortfall between an actual sales price and the guaranteed value. The lessors of the leased vessels are VIEs created prior to February 1, 2003, and it is reasonably possible that the companies will consolidate the lessors when FIN No. 46 becomes effective. Total assets of the lessors as of September 30, 2003 were ¥18,160 million and the maximum exposure to a loss as a result of the companies’ involvement with the lessors was ¥7,809 million.

     The amount of maximum exposure to a loss represents a loss that the companies could incur from the variability in value of the leased vessels or from other causes without consideration of possible recoveries through insurance and the like. In addition, the amount bears no relation to the loss anticipated to be incurred from the companies’ involvement with the lessors and is considered to exceed greatly the anticipated loss.

Derivative instruments and hedging activities

     In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133.

     The companies adopted SFAS No. 149 during the six-month period ended September 30, 2003. The effect of adoption of this statement on the companies’ financial position and results of operations was immaterial.

Certain financial instruments with characteristics of both liabilities and equity

     In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. In accordance with this statement, an issuer is required to classify certain financial instruments as liabilities such as a financial instrument issued in the form of shares that is mandatorily redeemable.

     The companies adopted SFAS No. 150 during the six-month period ended September 30, 2003. In November 2003, FASB issued FASB Staff Position No. 150-3 which deferred the effective date of SFAS No. 150 for certain mandatorily redeemable noncontrolling interests. For mandatorily redeemable noncontrolling interests that would be classified as equity by the subsidiary, but would be classified as liabilities by the parent company in consolidated financial statements, the classification and measurement provisions of SFAS No. 150 are deferred indefinitely. For other mandatorily redeemable noncontrolling interests that were issued before November 5, 2003, the measurement provisions of SFAS No. 150 are deferred indefinitely, both for the parent in consolidated financial statements and for the subsidiary that issued the instruments that result in the mandatorily redeemable noncontrolling interests.

     The effect of adoption of this statement on the companies’ financial position and results of operations was immaterial.

VI. USE OF ESTIMATES IN THE PREPARATION OF THE CONSOLIDATED FINANCIAL STATEMENTS

     The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. MARKETABLE SECURITIES AND OTHER INVESTMENTS

Debt and equity securities

     At September 30, 2002 and 2003 and March 31, 2003, the cost, fair value and gross unrealized holding gains and losses on available-for-sale securities and held-to-maturity debt securities were as follows:

	Millions of Yen

			Unrealized holding gains (losses)

	Cost	Fair Value	Gains	Losses	Net

September 30, 2002:
Available-for-sale:
Marketable equity securities	¥178,290	¥239,315	¥74,668	¥(13,643)	¥61,025
Foreign debentures, commercial paper
and other debt securities	129,936	130,201	309	(44)	265
Held-to-maturity debt securities, consisting principally of foreign debentures	21,007	20,914	29	(122)	(93)

September 30, 2003:
Available-for-sale:
Marketable equity securities	¥150,791	¥236,131	¥91,060	¥(5,720)	¥85,340
Foreign debentures, commercial paper
and other debt securities	215,535	215,700	312	(147)	165
Held-to-maturity debt securities,
consisting principally of foreign debentures	11,302	11,316	15	(1)	14

March 31, 2003:
Available-for-sale:
Marketable equity securities	¥140,475	¥156,146	¥31,037	¥(15,366)	¥15,671
Foreign debentures, commercial paper
and other debt securities	130,091	130,175	131	(47)	84
Held-to-maturity debt securities,
consisting principally of foreign debentures	16,793	16,804	16	(5)	11

     The fair value of Foreign debentures, commercial paper and other debt securities included in cash and cash equivalents in the Consolidated Balance Sheets were ¥32,998 million, ¥135,225 million and ¥34,597 million at September 30, 2002 and 2003 and March 31, 2003, respectively.

     Investments other than investments in marketable equity securities and debt securities were carried at costs of ¥346,723 million, ¥302,128 million and ¥320,301 million at September 30, 2002 and 2003 and March 31, 2003, respectively. The corresponding fair values at those dates were not computed as such estimation was not readily determinable.

     The portion of trading gains (losses) for the year that relates to trading securities still held at September 30, 2002 and 2003 and March 31, 2003 are shown below:

	Millions of Yen

	Six-Month Period	Six-Month Period
	Ended September 30,	Ended September 30,	Year Ended
	2002	2003	March 31, 2003

Trading securities	¥37	¥(7)	¥(136)

     The proceeds from sales of available-for-sale securities and the gross realized gains and losses on those sales for the six-month periods ended September 30, 2002 and 2003 and March 31, 2003 are shown below:

	Millions of Yen

	Six-Month Period	Six-Month Period
	Ended September 30,	Ended September 30,	Year Ended
	2002	30, 2003	March 31, 2003

Proceeds from sales	¥32,368	¥15,037	¥66,106

Gross realized gains	¥6,587	¥4,128	¥9,661
Gross realized losses	(248)	(205)	(4,628)

Net realized gains	¥6,339	¥3,923	¥5,033

     During the year ended March 31, 2003, the Company contributed certain available-for-sale securities with a fair value of ¥27,343 million to an employee retirement benefit trust and recognized a realized gain of ¥15,831 million, which is included in the gain on securities contributed to an employee retirement benefit trust.

     On October 2, 2002, in connection with the foundation of Japan Airlines System Corporation, the Company exchanged shares of Japan Air System Co., Ltd. for those of Japan Airlines System Corporation. In accordance with FASB EITF No. 91-5 “Nonmonetary Exchange of Cost-Method Investments,” a non-cash gain of ¥2,055 million was recorded for the year ended March 31, 2003, and is included in the gain on sales of securities—net in the Statements of Consolidated Income.

     Debt securities classified as available-for-sale and held-to-maturity at September 30, 2003 mature as follows:

	Millions of Yen

	Available-for-sale		Held-to-maturity

	Carrying	Aggregate	Carrying	Aggregate
	amount	fair value	amount	fair value

Contractual maturities:
Within 1 year	¥192,521	¥192,694	¥10,975	¥10,989
After 1 year through 5 years	20,292	20,290	291	291
After 5 years through 10 years	2,722	2,716	36	36

Total	¥215,535	¥215,700	¥11,302	¥11,316

     The actual maturities may differ from the contractual maturities shown above because certain issuer may have the right to redeem debt securities before their maturity.

Investments in and advances to associated companies

     Investments in associated companies (investees owned 20% to 50%, corporate joint ventures and other investees over which the companies have the ability to exercise significant influence) are accounted for under the equity method. Such investments include but are not limited to the companies’ investments in Valepar S.A. (18.24%), Japan Australia LNG (MIMI) Pty. Ltd. (50.00%), Mitsui Leasing & Development, Ltd. (44.67%), Nihon Unisys, Ltd. (28.28%), Mitsui Oil Exploration Co., Ltd. (40.75%) and Sakhalin Energy Investment Ltd. (25.00%). Associated companies mainly engage in the development of natural resources and manufacturing and distribution of various kinds of products. Investment in Valepar S.A. is accounted for under equity method because of the companies’ ability to exercise significant influence over operating and financial policies primarily through board representation and rights of veto over significant actions. Shareholders in Valepar S.A. have been primarily pension funds and other portfolio investors. As a general trading company, we are expected to bring in a business perspective based on our ties with and understanding of the resource-user side, including the steel industry, and therefore we are considerably participating in the decision of board of directors.

     The major geographic areas of activities of such entities are Japan, the Americas, Asia and Oceania.

     Investments in and advances to associated companies at September 30, 2002 and 2003 and March 31, 2003 consisted of the following:

	Millions of Yen

	September 30,	September 30,	March 31,
	2002	2003	2003

Investments in capital stock	¥391,774	¥501,795	¥414,473
Advances	112,225	168,243	170,038

Total	¥503,999	¥670,038	¥584,511

     The carrying value of the investments in associated companies exceeded the companies’ equity in the underlying net assets of such associated companies by ¥37,154 million, ¥109,229 million and ¥34,431 million at September 30, 2002 and 2003 and March 31,2003, respectively. The excess is attributed first to certain fair value adjustments on a net-of-tax basis at the time of the initial and subsequent investments in those companies with the remaining portion considered as equity method goodwill. The fair value adjustments are generally attributed to intangible assets subject to amortization.

     Investments in common stock of associated companies include marketable equity securities carried at ¥89,426 million, ¥77,921 million and ¥86,409 million at September 30, 2002 and 2003 and March 31, 2003, respectively. Corresponding aggregate quoted market values were ¥79,287 million, ¥86,682 million and ¥65,852 million, respectively.

     Summarized financial information for associated companies at September 30, 2002 and 2003 and March 31, 2003 and for the six-month periods ended September 30, 2002 and 2003 and for the year ended March 31, 2003 was as follows:

	Millions of Yen

	September 30,	September 30,	March 31,
	2002	2003	2003

Current assets	¥2,136,076	¥2,715,875	¥2,434,282
Property and equipment—net of accumulated depreciation	2,003,380	2,480,790	2,028,094
Other assets	868,940	1,052,551	916,754

Total assets	¥5,008,396	¥6,249,216	¥5,379,130

Current liabilities	¥1,863,929	¥2,170,429	¥2,119,214
Long-term liabilities and minority interests	1,946,081	2,678,881	1,986,221
Shareholders’ equity	1,198,386	1,399,906	1,273,695

Total liabilities and shareholders’ equity	¥5,008,396	¥6,249,216	¥5,379,130

The companies’ equity in net assets of associated companies	¥354,620	¥ 392,566	¥380,042

	Millions of Yen

	Six-month	Six-month
	Period Ended	Period Ended	Year Ended
	September 30,	September 30,	March 31,
	2002	2003	2003

Total trading transactions	¥2,202,572	¥2,888,769	¥4,983,091
Revenue—gross trading profit	359,910	426,089	730,929
Net income	54,640	59,819	92,593

     The companies’ total trading transactions with associated companies during the six-month periods ended September 30, 2002 and 2003 and the year ended March 31, 2003 were as follows:

	Millions of Yen

	Six-month	Six-month
	Period Ended	Period Ended	Year ended
	September 30,	September 30,	March 31,
	2002	2003	2003

Sale transactions	¥400,545	¥345,418	¥866,522
Purchase transactions	364,594	431,292	795,802

     Dividends received from associated companies for the six-month periods ended September 30, 2002 and 2003 and for the year ended March 31, 2003 amounted to ¥5,924 million, ¥6,805 million and ¥13,037 million, respectively.

     Consolidated unappropriated retained earnings at September 30, 2002 and 2003 and at March 31, 2003 included the companies’ equity in net undistributed earnings of associated companies in the amount of ¥72,798, ¥82,258 million and ¥70,502 million, respectively.

4. LEASES

Lessor

     The companies lease real estate and equipment, aircraft, ocean transport vessels and rolling stock. The assets related to leases classified as operating leases are presented as property leased to others—at cost, less accumulated depreciation in the accompanying Consolidated Balance Sheets.

     The following schedule provides an analysis of the companies’ investment in property on operating leases and property held for lease by classes as of September 30, 2002 and 2003 and March 31, 2003:

	Millions of Yen

	September 30, 2002			September 30, 2003			March 31, 2003

		Accumulated			Accumulated			Accumulated
	Cost	depreciation	Net	Cost	depreciation	Net	Cost	depreciation	Net

Real estate and equipment	¥222,625	¥(70,818)	¥151,807	¥239,580	¥(78,364)	¥161,216	¥220,333	¥(72,873)	¥147,460
Aircraft	70,670	(13,374)	57,296	67,039	(13,670)	53,369	73,890	(13,601)	60,289
Ocean transport vessels	40,145	(10,831)	29,314	32,123	(7,989)	24,134	40,872	(8,317)	32,555

Total	¥333,440	¥(95,023)	¥238,417	¥338,742	¥(100,023)	¥238,719	¥335,095	¥(94,791)	¥240,304

     The following is a schedule by years of minimum future rentals to be received on noncancellable operating leases as of September 30, 2003:

Millions of Yen

Year ending September 30:
2004	¥14,456
2005	11,183
2006	9,086
2007	7,147
2008	6,002
Later years	32,779

Total	¥80,653

Lessee

     The companies lease ocean transport vessels, aircraft, real estate and equipment. Most of them are classified as operating leases. All of the ocean transport vessels and aircraft under operating leases are subleased to third parties. The following is a schedule by years of future minimum rental payments required under operating leases that have initial or remaining noncancellable lease terms in excess of one year as of September 30, 2003. Minimum payments have not been reduced by minimum sublease rentals of ¥74,281 million due in the future under noncancellable subleases:

Millions of Yen

Year ending September 30:
2004	¥20,281
2005	18,065
2006	15,692
2007	12,190
2008	9,518
Later years	37,874

Total	¥113,620

     Rental expenses incurred for operating leases for the six-month periods ended September 30, 2002 and 2003 and the year ended March 31, 2003 were ¥17,339 million, ¥18,130 million and ¥35,420 million, respectively. Sublease rental income for the six-month periods ended September 30, 2002 and 2003 and the year ended March 31, 2003 were ¥9,347 million, ¥8,344 million and ¥20,184 million, respectively.

5. PLEDGED ASSETS AND FINANCIAL ASSETS ACCEPTED AS COLLATERAL

Pledged assets

     At September 30, 2002 and 2003 and March 31, 2003, the following assets (exclusive of assets covered by trust receipts discussed below) were pledged as collateral for certain liabilities of the companies:

	Millions of Yen

	September 30,	September 30,	March 31,
	2002	2003	2003

Trade receivables (current and non-current)	¥ 49,223	¥ 54,108	¥ 47,240
Investments	13,284	21,265	12,399
Property leased to others (net book value)	14,225	13,942	14,047
Property and equipment (net book value)	28,481	50,742	25,657
Other	1,106	22,753	1,202

Total	¥106,319	¥162,810	¥100,545

     The distribution of such collateral among short-term debt, long-term debt and guarantees of contracts, etc. was as follows:

	Millions of Yen

	September 30,	September 30,	March 31,
	2002	2003	2003

Short-term debt	¥ 17,405	¥ 32,064	¥ 7,005
Long-term debt	68,972	97,637	73,351
Guarantees of contracts, etc.	19,942	33,109	20,189

Total	¥106,319	¥162,810	¥100,545

     Trust receipts issued under customary import financing arrangements (short-term bank loans and bank acceptances) give banks a security interest in the merchandise imported and/or the accounts receivable resulting from the sale of such merchandise. Because of the companies’ large volume of import transactions, it is not practicable to determine the total amount of assets covered by outstanding trust receipts.

Financial assets accepted as collateral

     At September 30, 2002 and 2003 and March 31, 2003, the fair values of financial assets that the companies accepted as security for trade receivables and that they are permitted to sell or repledge consisted of the following:

	Millions of Yen

	September 30,	September 30,	March 31,
	2002	2003	2003

Bank deposits	¥ 2,902	¥ 1,967	¥ 2,451
Stocks and bonds	11,496	11,163	7,169
Promissory notes	45,716	9,589	42,617

     Promissory notes of ¥10,086 million, ¥4,290 million and ¥9,191 million which have been provided as collateral were repledged at September 30, 2002 and 2003 and March 31, 2003, respectively.

     At September 30, 2002 and March 31, 2003, under security repurchase agreements, the companies accepted Japanese government and corporate bonds of ¥15,000 million and corporate bonds of ¥3,599 million from the counterparties, respectively. These financial assets were not sold or repledged as of September 30, 2002 and 2003 and March 31, 2003. No amounts were recognized for financial assets accepted as collateral under security repurchase agreements at September 30, 2003.

6. NET INCOME PER SHARE

     The following is a reconciliation of basic net income per share to diluted net income per share for the six-month periods ended September 30, 2002 and 2003 and for the year ended March 31, 2003:

	Six-Month Period Ended September 30, 2002

	Net income	Shares	Per share
	(numerator)	(denominator)	amount

	Millions of Yen	In Thousands	Yen

Basic Net Income per Share:
Income from continuing operations	¥28,624	1,582,972	¥18.08
Loss from discontinued operations—net (after income tax effect)	(3,835)	1,582,972	(2.42)
Net income available to common shareholders	24,789	1,582,972	15.66

Effect of Dilutive Securities:
1.5% Convertible bonds due 2003	75	19,266
1.05% Convertible bonds due 2009	291	105,319

Diluted Net Income per Share:
Income from continuing operations	28,990	1,707,557	16.98
Loss from discontinued operations—net (after income tax effect)	(3,835)	1,707,557	(2.25)
Net income available to common shareholders after effect of dilutive securities	¥25,155	1,707,557	¥14.73

	Six-Month Period Ended September 30, 2003

	Net income	Shares	Per share
	(numerator)	(denominator)	amount

	Millions of Yen	In Thousands	Yen

Basic Net Income per Share:
Income from continuing operations	¥29,108	1,581,283	¥18.41
Loss from discontinued operations—net (after income tax effect)	(1,001)	1,581,283	(0.63)
Cumulative effect of change in accounting principle (after income tax effect)	(2,285)	1,581,283	(1.45)
Net income available to common shareholders	25,822	1,581,283	16.33

Effect of Dilutive Securities:
1.05% Convertible bonds due 2009	291	105,319

Diluted Net Income per Share:
Income from continuing operations	29,399	1,686,602	17.43
Loss from discontinued operations—net (after income tax effect)	(1,001)	1,686,602	(0.59)
Cumulative effect of change in accounting principle (after income tax effect)	(2,285)	1,686,602	(1.36)
Net income available to common shareholders after effect of dilutive securities	¥26,113	1,686,602	¥15.48

	Year Ended March 31, 2003

	Net income	Shares	Per share
	(numerator)	(denominator)	amount

	Millions of Yen	In Thousands	Yen

Basic Net Income per Share:
Income from continuing operations	¥35,488	1,582,278	¥22.43
Loss from discontinued operations—net (after income tax effect)	(4,350)	1,582,278	(2.75)
Net income available to common shareholders	31,138	1,582,278	19.68

Effect of Dilutive Securities:
1.5% Convertible bonds due 2003	189	19,266
1.05% Convertible bonds due 2009	581	105,319

Diluted Net Income per Share:
Income from continuing operations	36,258	1,706,863	21.24
Loss from discontinued operations—net (after income tax effect)	(4,350)	1,706,863	(2.55)
Net income available to common shareholders after effect of dilutive securities	¥31,908	1,706,863	¥18.69

7. SEGMENT INFORMATION

     SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” requires disclosure of financial and descriptive information about operating segments, which are components of an enterprise whose operating results are regularly reviewed by the enterprise’s chief operating decision maker in deciding about resources to be allocated to the segment and assessing its performance.

     The operating groups of the companies’ Head Office, which are organized based on the “products and services,” plan overall and worldwide strategies for their products and services and conduct their worldwide operations. The operating groups also collaborate with branches and offices that are located in Japan and overseas countries and with overseas trading subsidiaries in planning and executing their strategies for products or regions. The branches, offices, and overseas trading subsidiaries are separate operating units, which are delegated the business of their regions as the centers of each particular regional strategy and operate diversified business together with their affiliated companies in collaboration with the operating groups.

     We have abolished the operating group system, which was our management system for the year ended March 31, 2003, and we have flattened the organizational structure by the general manager of each operating group report directly to the president on April 1, 2003 in order to speed up decision making and implementation of business strategy and to increase management transparency further, and from the view of strengthening our operational structure. Therefore, our operating segments are comprised of product-focused segments and region-focused segments.

     Our reportable segments have been aggregated into five product-focused reportable operating segments and four region-focused reportable operating segments based on the nature of the products and other criteria.

     A description of reportable operating segments of the Company follows.

     Metal Products & Minerals develops raw material resources of iron or non-ferrous metals in other countries, and manufactures, sells and trades products in Japan and abroad.

     Machinery, Electronics & Information manufactures, sells and trades machinery products and electronics and information related products and services, and executes projects such as the construction of plants and infrastructure, in Japan and abroad.

     Chemical manufactures, sells and trades chemical products in Japan and abroad.

     Energy develops energy resources overseas and manufactures, sells and trades oil and gas products in Japan and abroad.

     Consumer Products & Services manufactures, constructs, sells and trades consumer-related products, such as foods, textiles, general merchandise and houses.

     Domestic Branches and Offices trade in various commodities and conduct related business in branches and offices in Japan, such as in the Kansai and Chubu districts.

     Americas, Europe and Other Overseas Areas trade in various commodities and conduct related business led by overseas trading subsidiaries or offices located in each region.

     The companies’ operating segment information and product information for the six-month periods ended September 30, 2002 and 2003, and for the year ended March 31, 2003 presented in conformity with SFAS No. 131 are as follows:

     All gains and losses on forward contracts held by certain foreign subsidiaries for trading purposes for crude oil and oil products, which are also derivatives, are shown net in Total Trading Transactions effective April 1, 2003. In relation to this change, the figures for the six-month period ended September 30, 2002 and the year ended March 31, 2003 have been restated.

     There are no individual material customers with respect to total trading transactions and revenue-gross trading profit for the six-month period ended September 30, 2002 and 2003, and for the year ended March 31, 2003.

OPERATING SEGMENT INFORMATION

	Millions of Yen

		Machinery			Consumer	Domestic
Six-month period ended September 30, 2002:	Metal Products	Electronics &			Products &	Branches and
(As restated):	& Minerals	Information	Chemical	Energy	Services	Offices

Total trading transactions:
External customers	¥805,633	¥1,027,679	¥523,214	¥481,415	¥1,021,135	¥738,730
Intersegment	127,526	89,459	152,891	32,625	63,507	117,942

Total	¥933,159	¥1,117,138	¥676,105	¥514,040	¥1,084,642	¥856,672

Revenue—gross trading profit	¥34,458	¥54,404	¥27,933	¥27,364	¥50,439	¥20,849

Operating income (loss)	¥12,451	¥518	¥6,003	¥13,809	¥9,799	¥2,095

Net income (loss)	¥7,239	¥(8,723)	¥(1,590)	¥13,144	¥4,222	¥3,510

Total assets at September 30, 2002:	¥904,886	¥1,308,144	¥451,808	¥455,210	¥821,667	¥485,830

	Millions of Yen

Six-month period ended September 30, 2002:			Other Overseas	Corporate and	Consolidated
(As restated):	Americas	Europe	Areas	Eliminations	Total

Total trading transactions:
External customers	¥370,294	¥179,101	¥292,482	¥19,387	¥5,459,070
Intersegment	233,522	101,824	389,248	(1,308,544)	—

Total	¥603,816	¥280,925	¥681,730	¥(1,289,157)	¥5,459,070

Revenue—gross trading profit	¥22,342	¥11,235	¥11,605	¥14,045	¥274,674

Operating income (loss)	¥5,562	¥2,309	¥(1,116)	¥(3,780)	¥47,650

Net income (loss)	¥2,351	¥1,371	¥3,123	¥142	¥24,789

Total assets at September 30, 2002	¥417,393	¥260,422	¥233,592	¥1,058,760	¥6,397,712

	Millions of Yen

		Machinery			Consumer	Domestic
	Metal Products	Electronics &			Products &	Branches and
Six-month period ended September 30, 2003:	& Minerals	Information	Chemical	Energy	Services	Offices

Total trading transactions:
External customers	¥856,920	¥1,199,853	¥610,307	¥598,397	¥1,041,747	¥729,126
Intersegment	147,506	78,987	192,119	54,172	59,385	120,151

Total	¥1,004,426	¥1,278,840	¥802,426	¥652,569	¥1,101,132	¥849,277

Revenue—gross trading profit	¥37,186	¥63,297	¥39,275	¥24,848	¥54,708	¥19,757

Operating income (loss)	¥13,952	¥10,741	¥14,093	¥9,005	¥9,200	¥4,285

Net income (loss)	¥9,888	¥9,063	¥5,608	¥10,201	¥5,227	¥6,369

Total assets at September 30, 2003	¥976,425	¥1,207,147	¥504,838	¥493,116	¥893,033	¥454,063

	Millions of Yen

			Other Overseas	Corporate and	Consolidated
Six-month period ended September 30, 2003	Americas	Europe	Areas	Eliminations	Total

Total trading transactions:
External customers	¥422,614	¥170,808	¥301,027	¥19,141	¥5,949,940
Intersegment	229,268	155,341	384,978	(1,421,907)	—

Total	¥651,882	¥326,149	¥686,005	¥(1,402,766)	¥5,949,940

Revenue—gross trading profit	¥20,905	¥9,121	¥11,594	¥12,901	¥293,592

Operating income (loss)	¥4,465	¥979	¥(777)	¥(15,736)	¥50,207

Net income (loss)	¥(112)	¥444	¥3,993	¥(24,859)	¥25,822

Total assets at September 30, 2003	¥388,981	¥213,527	¥215,278	¥1,124,585	¥6,470,993

	Millions of Yen

		Machinery			Consumer	Domestic
Year ended March 31, 2003	Metal Products	Electronics &			Products &	Branches and
(As restated):	& Minerals	Information	Chemical	Energy	Services	Offices

Total trading transactions:
External customers	¥1,612,401	¥2,294,414	¥1,099,142	¥1,083,326	¥2,077,329	¥1,547,002
Intersegment	265,050	162,294	322,658	40,886	127,811	237,165

Total	¥1,877,451	¥2,456,708	¥1,421,800	¥1,124,212	¥2,205,140	¥1,784,167

Revenue—gross trading profit	¥70,674	¥117,987	¥60,871	¥53,027	¥105,947	¥41,405

Operating income (loss)	¥25,722	¥10,607	¥16,248	¥25,541	¥19,897	¥6,760

Net income (loss)	¥14,944	¥(4,916)	¥(5,850)	¥22,605	¥3,983	¥6,994

Total assets at March 31, 2003	¥887,517	¥1,250,695	¥484,628	¥572,660	¥803,842	¥488,026

	Millions of Yen

Year ended March 31, 2003			Other Overseas	Corporate and	Consolidated
(As restated):	Americas	Europe	Areas	Eliminations	Total

Total trading transactions:
External customers	¥786,707	¥355,061	¥577,425	¥49,299	¥11,482,106
Intersegment	485,566	224,247	729,116	(2,594,793)	—

Total	¥1,272,273	¥579,308	¥1,306,541	¥(2,545,494)	¥11,482,106

Revenue—gross trading profit	¥44,584	¥22,470	¥23,503	¥29,256	¥569,724

Operating income (loss)	¥9,485	¥4,163	¥(1,931)	¥(18,772)	¥97,720

Net income (loss)	¥3,291	¥2,845	¥6,193	¥(18,951)	¥31,138

Total assets at March 31, 2003	¥412,659	¥218,304	¥208,318	¥1,213,871	¥6,540,520

Note:

1.	In accordance with SFAS No. 144, the figures of “Consolidated Total” for the six-month period ended September 30, 2002 and the year ended March 31, 2003 have been reclassified. The reclassifications to “Loss from Discontinued Operations—Net (After Income Tax Effect)” are included in “Corporate and Eliminations.”

2.	Net loss of “Corporate and Eliminations” for the six-month period ended September 30, 2003 included a) ¥6,049 million in pension related costs and b) ¥7,761 million in impairment losses of long-lived assets (all amounts are after income tax effects). Net loss of “Corporate and Eliminations” for the year ended March 31, 2003 included a) a charge of ¥7,485 million for an early retirement support program, b) ¥5,814 million in losses on the write-down of marketable securities, and c) ¥3,142 million in losses on sale of marketable securities (all amounts are after income tax effects).

3.	Total assets of “Corporate and Eliminations” at September 30, 2002 and 2003, and March 31, 2003 include corporate assets, consisting primarily of cash and equivalents and time deposits maintained with regard to corporate finance activities and assets of certain subsidiaries operating with corporate departments.

4.	Transfers between operating segments are made at cost plus a markup.

5.	Operating Income (Loss) reflects the companies' a) Revenue—Gross Trading Profit, b) Selling, general and administrative expenses, and c) Provision for doubtful receivables.

PRODUCT INFORMATION

	Millions of Yen

Six-month period ended		Non-Ferrous		Electronics &
September 30, 2002 (As restated):	Iron and Steel	Metals	Machinery	Information	Chemicals	Energy

Total trading transactions
to external customers	¥820,901	¥443,368	¥1,033,192	¥194,206	¥996,017	¥674,600

Revenue—Gross trading profit	¥40,203	¥10,767	¥43,159	¥23,104	¥48,642	¥30,597

Six-month period ended September 30, 2003:
Total trading transactions
to external customers	¥885,844	¥447,742	¥1,185,088	¥190,899	¥1,109,005	¥853,013

Revenue—Gross trading profit	¥39,190	¥10,744	¥51,947	¥25,767	¥56,004	¥29,465

Year ended March 31, 2003 (As restated):
Total trading transactions
to external customers	¥1,658,873	¥865,378	¥2,333,360	¥427,117	¥2,078,551	¥1,543,339

Revenue—Gross trading profit	¥79,742	¥20,884	¥96,993	¥48,261	¥100,654	¥61,047

	Millions of Yen

				Property and
Six-month period ended			General	Service	Consolidated
September 30, 2002 (As restated):	Foods	Textiles	Merchandise	Business	Total

Total trading transactions
to external customers	¥744,903	¥184,332	¥268,671	¥98,880	¥5,459,070

Revenue—Gross trading profit	¥31,672	¥11,876	¥12,296	¥22,358	¥274,674

Six-month period ended September 30, 2003:
Total trading transactions
to external customers	¥756,819	¥188,407	¥257,628	¥75,495	¥5,949,940

Revenue—Gross trading profit	¥32,536	¥12,850	¥11,178	¥23,911	¥293,592

Year ended March 31, 2003 (As restated):
Total trading transactions
to external customers	¥1,447,997	¥379,278	¥533,876	¥214,337	¥11,482,106

Revenue—Gross trading profit	¥63,170	¥24,117	¥24,463	¥50,393	¥569,724

Note:
1.	In accordance with SFAS No. 144, total trading transactions to external customers and revenue—gross trading profit from discontinued operations are eliminated from each product amount and “Consolidated Total.” The figures for the six-month period ended September 30, 2002 and the year ended March 31,2003 have been reclassified to conform to the current period presentation.

8. COMMITMENTS AND CONTINGENT LIABILITIES

I. LONG-TERM PURCHASE CONTRACTS AND FINANCING COMMITMENTS

     The companies customarily enter into long-term purchase contracts for certain items, principally machinery and equipment, ocean transport vessels, metals, oil products and chemical materials, either at fixed prices or at basic purchase prices adjustable to market. In general, customers of the companies are also parties to the contracts or by separate agreements are committed to purchase the items from the companies; such customers are generally large Japanese industrial companies. Long-term purchase contracts at fixed or basic purchase prices at September 30, 2002 and 2003 and March 31 and 2003 amounted to ¥981,797 million, ¥1,225,670 million, and ¥1,221,715 million, respectively. Scheduled deliveries are at various dates through 2021.

     The companies had financing commitments totaling ¥4,503 million and ¥4,471 million at September 30, 2002 and March 31, 2003, principally for financing, on a deferred-payment basis, the cost of equipment to be purchased by their customers. No amounts were recognized as financing commitments at September 30, 2003.

II. GUARANTEES

Before adoption of FIN No. 45

     In the furtherance of their trading activities, it is a customary practice for the companies to guarantee, severally or jointly with others, indebtedness of certain of their customers and suppliers and of certain associated companies as well as to guarantee the performance of contracts by such entities. At September 30, 2002, the aggregate amount of such guarantees was ¥239,983 million, including ¥70,025 million relating to associated companies. At September 30, 2002, guarantees consisted of the following:

GUARANTEES:	Millions of Yen

Tokyo Telecommunication Network	¥22,969
Toyo Engineering	19,667
Qatar LNG Investment	11,523
Usinas Siderurgicas de Minas Gerais	11,310
Sumo Company	7,039
Sakhalin Energy Investment	6,933
Hutchison 3G UK	6,474
Project Finance BLRE	6,012
Vinyl Chloride (Malaysia)	5,885
Bontang Train G Project Finance	5,129
Others	137,042

Total	¥239,983

After adoption of FIN No. 45

     The table below summarizes the companies’ guarantees as defined in FIN No. 45 at September 30, 2003 and March 31, 2003. The maximum potential amount of future payments represents the amounts without consideration of possible recoveries under recourse provision or from collateral held or pledged that the companies could be obliged to pay if there were defaults by guaranteed parties or there were changes in an underlying which would cause triggering events under market value guarantees and indemnification contracts. Such amounts bear no relationship to the anticipated losses on these guarantees and indemnifications, and they greatly exceed anticipated losses.

	Millions of Yen

					Maximum
					potential
	Expire	Expire		Recourse	amount of
	within	After	Total amount	provisions/	future
	1 year	1 year	outstanding	collateral	payments

September 30, 2003:
Type of guarantees:
Financial guarantees	¥44,111	¥181,296	¥225,407	¥44,538	¥275,784
Performance guarantees	6,592	16,510	23,102	—	23,102
Marketvalue guarantees	53,601	21,561	75,162	47,406	75,162
Derivative instruments	281,938	4,790	286,728	—	286,728

	Millions of Yen

					Maximum
					potential
	Expire	Expire		Recourse	amount of
	within	After	Total amount	provisions/	future
	1 year	1 year	outstanding	collateral	payments

March 31, 2003:
Type of guarantees:
Financial guarantees	¥41,925	¥208,363	¥250,288	¥46,596	¥284,237
Performance guarantees	1,652	23,757	25,409	—	25,530
Market value guarantees	45,423	17,976	63,399	38,077	63,399
Derivative instruments	268,741	5,243	273,984	—	273,984

     FIN No. 45 requires the recognition, at the inception of a guarantee, of a liability for the fair value of an obligation assumed in issuing and modifying a guarantee on or after January 1, 2003. The liabilities recognized for the guarantees issued or modified on or after January 1, 2003 and the corresponding fair values at September 30, 2003 and March 31, 2003 were immaterial for the six-month period ended September 30, 2003 and the year ended March 31, 2003.

(1) Financial guarantees

     The companies provide various types of guarantees to the benefit of third parties and related parties principally to enhance their credit standings, and would be required to execute payments if a guaranteed party failed to fulfill its obligation with respect to a borrowing or trade payable.

     Categories of financial guarantees are as follows:

Guarantees for Third Parties

     It is a customary practice for the companies to guarantee, severally or jointly with others, indebtedness of certain customers and suppliers in the furtherance of their trading activities. At September 30, 2003, the outstanding balance of such guarantees issued for third parties, the carrying amount of the liabilities relating to estimated losses from the guarantees, and the maximum potential amount of future payments under the guarantees were ¥128,655 million, ¥640 million and ¥146,808 million, respectively, and at March 31, 2003, the outstanding balance of such guarantees issued for third parties, the carrying amount of the liabilities relating to estimated losses from the guarantees, and the maximum potential amount of future payments under the guarantees were ¥147,496 million, ¥64 million and ¥154,918 million, respectively. The outstanding balance of guarantees at September 30, 2003 and March 31, 2003 will expire no later than 2021. The aggregate amount of recourse provisions and collateral at September 30, 2003 and March 31, 2003 were ¥32,782 million and ¥31,506 million, respectively.

Guarantees for Associated Companies

     The companies, severally or jointly with others, issue guarantees for associated companies for the purpose of furtherance of their trading activities and credit enhancement of associated companies. At September 30, 2003, the outstanding balance of guarantees issued for associated companies, the carrying amount of the liabilities with respect to estimated losses under the guarantees, and the maximum potential amount of future payments under the guarantees were ¥76,595 million, ¥6,010 million and ¥87,588 million, respectively, and at March 31, 2003, the outstanding balance of guarantees issued for associated companies, the carrying amount of the liabilities with respect to estimated losses under the guarantees, and the maximum potential amount of future payments under the guarantees were ¥79,674 million, ¥3,636 million and ¥87,931 million, respectively. The outstanding balance of guarantees at September 30, 2003 and March 31, 2003 will expire no later than 2018 and 2017, respectively. The aggregate amount of recourse provisions and collateral at September 30, 2003 and March 31, 2003 were ¥11,756 million and ¥15,090 million, respectively.

Guarantees to Financial Institutions for Employees’ Housing Loans

     As a part of the benefits program for its employees, the Company issues guarantees to financial institutions for employees’ housing loans. The maximum duration of the guarantees is 25 years. The Company obtains a mortgage on the employees’ assets, if necessary. The outstanding balance of the guarantees at September 30, 2003 and March 31, 2003 were ¥20,157 million and ¥23,118 million, respectively, and no liabilities relating to the guarantees were recorded in the consolidated financial statements. The Company has obtained lines of credit from several financial institutions for this program and the maximum potential amount of future payments as the sum of these lines was ¥41,388 million at September 30, 2003 and March 31, 2003.

     At September 30, 2003 and March 31, 2003, the following table sets forth the major parties who have received the companies’ financial guarantees. The amounts shown below were calculated by offsetting the recourse provisions and collateral against outstanding balance of the guarantee provided to each guaranteed party.

Millions of Yen

September 30, 2003:
Guaranteed party:
POWEREDCOM	¥20,716
Usinas Siderurgicas de Minas Gerais	9,866
Hutchison 3G UK	9,852
Qatar LNG Investment	7,728
Project Finance BLRE	6,028
Telefonos De Mexico	5,623
Siam Cement	4,741
Sakhalin Energy Investment	4,549
Vinyl Chloride (Malaysia)	4,450
Sanha Fpso	4,160
Others	103,156

Total	¥180,869

Millions of Yen

March 31, 2003:
Guaranteed party:
Tokyo Telecommunication Network	¥21,813
Usinas Siderurgicas de Minas Gerais	10,863
Qatar LNG Investment	9,865
Hutchison 3G UK	9,553
Project Finance BLRE	6,146
Sakhalin Energy Investment	5,856
Telefonos De Mexico	5,693
Siam Cement	5,550
Vinyl Chloride (Malaysia)	5,289
Bontang Train G Project Finance	4,644
Others	118,420

Total	¥203,692

     Tokyo Telecommunication Network and POWEREDCOM merged on April 1, 2003, and subsequently, Tokyo Telecommunication Network, as a surviving company, changed its corporate name to POWEREDCOM.

(2) Performance guarantees

     Main items of performance guarantees are contractual guarantees of Toyo Engineering Corporation regarding plant construction contracts executed under the name of the guaranteed party in the Middle East and other regions. The Company has pledged bank guarantees and performance bonds to the project owners, and in case that Toyo Engineering Corporation failed to fulfill the contractual obligation, the project owners would execute bank guarantees and performance bonds to claim compensation for damages.

     The outstanding balance of these performance guarantees at September 30, 2003 and March 31, 2003 were ¥23,102 million and ¥25,409 million, respectively, and the maximum potential amount of future payments at September 30, 2003 and March 31, 2003 were ¥23,102 million and ¥25,530 million, respectively. The performance guarantees outstanding at September 30, 2003 and March 31, 2003 will expire no later than 2005. No liabilities were recorded in the consolidated financial statements because the Company believes that its potential for loss under these guarantees is remote.

(3) Market value guarantees

Obligation of repurchasing bills of exchange

     In connection with export transactions, the Company issues bills of exchange, some of which are discounted by its negotiating banks. If a customer failed to fulfill its obligation with respect to the bills, the Company would be obligated to repurchase the bills based on the banking transaction agreement. At September 30, 2003 and March 31, 2003, the maximum potential amount of future payments represented by the aggregate par value of the bills discounted by the banks were ¥53,696 million and ¥45,472 million, respectively. The outstanding of guarantees at September 30, 2003 and March 31, 2003 will expire no later than 2005 and 2004, respectively. Of these discounted bills, ¥47,406 million and ¥38,077 million were backed by letters of credit from the issuing banks of the customers at September 30, 2003 and March 31, 2003, respectively. No amounts were recognized as liabilities with respect to these guarantees.

Minimum purchase price guarantees

     The companies provide marketing services of aircraft for domestic and overseas airline companies, and as a part of such businesses the companies issue market value guarantees of the aircraft for certain customers. At September 30, 2003 and March 31, 2003, these guarantees will expire in 2013 and the maximum potential amount of future payments at September 30, 2003 and March 31, 2003 were ¥3,337 million and ¥3,606 million, respectively. No liabilities were recorded with respect to the estimated losses from these market value guarantees at September 30, 2003 and March 31, 2003.

Residual value guarantees of leased assets

     As lessees in operating lease contracts, certain subsidiaries have issued residual value guarantees of the leased aircraft and ocean transport vessels, and on the date of expiration of operating lease contracts, such subsidiaries will either purchase the leased assets at a fixed price or be responsible for making up any shortfall between an actual sales price and the guaranteed price. Those guarantees will remain in effect no later than 2013 and 2008 at September 30, 2003 and March 31, 2003, respectively, and the maximum potential amount of future payments at September 30, 2003 and March 31, 2003 were ¥18,129 million and ¥14,321 million, respectively. No amounts were recognized as liabilities with respect to these guarantees at September 30, 2003 and March 31, 2003.

(4) Derivative instruments

     Certain derivative contracts, including written put options and credit default swaps, meet the accounting definition of guarantees under FIN No. 45. While the companies do not specifically identify whether the counterparties of such derivative contracts have underlying assets and liabilities, the companies disclose all the derivative contracts that could meet the definition under FIN No. 45.

     The companies have written put options as a part of their various derivative transactions related to non-ferrous metals, energy and grain. At September 30, 2003, the maximum potential amount of future payments and the fair value of such written options recorded in the consolidated financial statements were ¥286,728 million and ¥12,253 million, respectively. At March 31, 2003, the maximum potential amount of future payments and the fair value of such written options recorded in the consolidated financial statements were ¥273,984 million and ¥9,907 million, respectively. The aggregation of notional amounts computed based on the strike prices and quantities of written options are disclosed as the maximum potential amount of future payments.

     The companies manage the market and credit risks on these derivative instruments by monitoring fair values against loss limits and credit lines, and generally the maximum potential amount of future payments as stated above greatly overstates the companies’ exposure to market and credit risks.

(5) Indemnification contracts

Indemnification Issued through Corporate Reorganization

     The companies divested certain of their businesses through a sale to a third-party purchaser and a spin-off to an associated company. In connection with these transactions, the Company has provided certain indemnities and the terms and conditions of indemnifications differ by contracts. The maximum potential amount of future payments could not be quantified because the limits of those indemnifications are often indefinite. At September 30, 2003 and March 31, 2003, the companies recognized liabilities of ¥604 million and ¥1,205 million, respectively for estimated losses for their indemnifications where the companies’ obligations are probable and estimable.

Joint Obligation under Membership Agreement in Commodity Exchanges

     The companies are members of major commodity exchanges in Japan and overseas. In connection with these memberships, the companies provide guarantees to the exchanges. Under the membership agreements, if a member becomes unable to satisfy its obligations to the exchange, the other members would be required to meet such shortfalls apportioned among the non-defaulting members in the prescribed manner. The companies’ maximum potential amount of future payments related to these joint obligations is not quantifiable and the probability of being required to make any payments under these obligations is remote.

(6) Product warranties

     Certain subsidiaries provide product warranties, in relation to their sales of assets, including machinery, equipment and residential houses, for the performance of such products during specified warranty periods, and they are responsible for mending or payments of compensation against the claims by the customers regarding defects in performance or function. Estimated warranty costs are accrued at the time the products are sold based on the historical claim experiences. A tabular reconciliation of changes in such liabilities for the product warranties for the six-month period ended September 30, 2003 and the year ended March 31, 2003 is as follows:

Millions of Yen

Six-Month Period ended September 30, 2003:
Balance at beginning of period	¥2,130
Payments made in cash or in kind	(264)
Accrual for warranties issued during the period ended September 30, 2003	215
Changes in accrual related to pre-existing warranties	(205)

Balance at end of period	¥1,876

Millions of Yen

Year ended March 31, 2003:
Balance at beginning of year	¥2,356
Payments made in cash or in kind	(419)
Accrual for warranties issued during the year ended March 31, 2003	956
Changes in accrual related to pre-existing warranties	(763)

Balance at end of year	¥2,130

III. LITIGATION

     The Company and two of its subsidiaries, together with other third-party methionine manufacturers, were named as defendants in approximately 20 class action lawsuits in the United States, filed by direct customers and indirect customers. In these cases, manufacturers of methionine allegedly violated federal and/or state antitrust laws by conspiring to fix the prices of methionine. The lawsuits seek compensatory and treble damages in unspecified amounts. The cases filed by direct customers were consolidated in the U.S. District Court for the Northern District of California, which certified the class in December 2000.

     In May 2002, the Company and the subsidiaries reached an agreement for settlement with the class action plaintiffs. Under this settlement, Novus International Inc., the Company’s 65%-owned subsidiary, paid U.S.$37.8 million as a settlement amount.

     In November 2002, the Company and the subsidiaries reached an agreement for settlement with the plaintiffs who opted out of that class action. Under this settlement, Novus International Inc. paid U.S.$58.2 million as a settlement amount.

     This did not affect the Company’s consolidated results of operations for the 6 months period ended September 30, 2002, nor the 6 months period ended September 30, 2003, nor the year ended March 31, 2003, since Novus International Inc. had set up provision for the full settlement amount that was recorded as “Other expense—net” in the Statement of Consolidated Income for the year ended March 31, 2002.

     All other related lawsuits are pending.

     The Company’s wholly-owned US subsidiary Bioproducts Inc., which is producing choline chloride, an ingredient of animal feed and pet foods, was named as defendant in still pending lawsuits in the United States, together with other third-party choline chloride manufacturers. In these cases, manufacturers of choline chloride allegedly violated US antitrust laws.

     Although the Company and its wholly-owned US subsidiary Mitsui & Co. (U.S.A.), Inc. are neither a manufacturer nor a seller of choline chloride in the US market, they were also named as defendant together with other manufacturers in a class action, based on the plaintiff’s allegation that the Company and Mitsui & Co. (U.S.A.), Inc. were involved in the violation of the antitrust laws. During the course of legal proceedings, the Company and Mitsui & Co. (U.S.A.), Inc. have consistently denied any wrongdoing. However, in the trial before Federal District Court for the District of Columbia, the jury held on June 2003 rendered a verdict stating that the defendants participated in the violation of the antitrust laws and that the damages suffered by the plaintiff are US$49.5 million. The Company and Mitsui & Co. (U.S.A.), Inc. considered undertaking the legal proceedings necessary to overrule the verdict, but given the circumstances, it was determined that a settlement with the class plaintiffs would be in the best interest of the Company and its stakeholders. As a result of mediation, the Company, Mitsui & Co. (U.S.A.), Inc. and Bioproducts Inc. entered into an agreement for settlement with the class plaintiffs on October 2003. Under this settlement, the Company, Mitsui & Co. (U.S.A.), Inc. and Bioproducts Inc. will be released from the class action proceedings and pay the class action plaintiffs U.S.$53 million as a settlement amount. The settlement is subject to court approval.

     The Company, Mitsui & Co. (U.S.A.), Inc. and Bioproducts Inc. are also named as defendant together with other manufacturers in other still pending lawsuits in the United States. There can be no assurance of the outcome, but the management believes at the time of filing this report, that this litigation will not materially affect the consolidated financial position, results of operations, or cash flows of the Company.

     Various other claims and legal actions are pending against the companies in respect of contractual obligations and other matters arising out of the conduct of the companies’ business. Appropriate provision is set up for the estimated loss on those claims and legal actions. In the opinion of management, any additional liability will not materially affect the consolidated financial position, results of operations, or cash flows of the companies.

9. DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

     The companies are exposed to market risks of foreign currency exchange rates, interest rates and commodity prices in the ordinary course of business.

     In order to offset or reduce these risks, the companies use derivative instruments, such as foreign exchange forward contracts, currency swap agreements, interest rate swap agreements, commodity future contracts and commodity forward contracts, to hedge the exposure to changes in the fair value or expected future cash flows of recognized assets and liabilities, unrecognized firm commitments and forecasted transactions.

Foreign currency exchange rate risk hedging activities

     The companies use derivative instruments, such as foreign exchange forward contracts, currency swap agreements and interest rate and currency swap agreements, in order to fix the expected future cash flows from foreign-currency-denominated receivables and payables resulting from selling and purchasing activities in currencies other than the local currency and long-term financing transactions as part of the companies’ global operations in many countries.

Interest rate risk hedging activities

     The companies use interest rate swap agreements and interest rate and currency swap agreements in order to diversify the sources of fund raising, reduce fund-raising costs, fix the expected future cash flows from long-term financial assets and liabilities with floating interest rates and reduce the exposure to changes in the fair value of long-term financial assets and liabilities with fixed interest rates.

Commodity price risk hedging activities

     The companies use derivative instruments, such as commodity future, forward, option and swap contracts, in order to reduce the exposure to changes in the fair value of inventories and unrecognized firm commitments and to fix the expected future cash flows from forecasted transactions, resulting from the business activities related to marketable commodities, such as non-ferrous metals, crude oil and agricultural products.

Risk management policy

     The companies have strictly separated the trading sections from independent sections which record the results and positions of derivative instruments and are responsible for cash settlement and account confirmation with counterparties. Risk management sections classify the derivative transactions into trading transactions and hedging transactions. The classification between trading transactions and hedging transactions is strictly managed by affirming the correspondence with the hedged items for transactions for hedging purposes. Furthermore, these risk management sections comprehensively monitor, evaluate and analyze the positions of derivative instruments and report the results periodically to the Company’s executive officers in charge of the risk management. Based on these reports, the executive officers assess derivative instruments and the market risks surrounding these instruments, and establish the companies’ policy regarding derivative instruments.

Fair value hedges

     Changes in the fair value of derivative instruments designated as hedging instruments to hedge the exposure to changes in the fair value of recognized assets or liabilities or unrecognized firm commitments are recorded in earnings together with changes in the fair value of the corresponding hedged items.

     The net gain or loss recognized in earnings representing the amount of the hedges’ ineffectiveness and the component of the derivative instruments’ gain or loss excluded from the assessment of hedge effectiveness were immaterial for the six-month periods ended September 30, 2002 and 2003 and for the year ended March 31, 2003.

     The amount of net gain or loss recognized in earnings when a hedged firm commitment no longer qualifies as a fair value hedge was immaterial for the six-month periods ended September 30, 2002 and 2003 and for the year ended March 31, 2003.

Cash flow hedges

     Changes in the fair value of foreign exchange forward contracts, currency swap agreements and interest rate and currency swap agreements designated as hedging instruments to hedge the exposure to variability in expected future cash flows of recognized assets or liabilities, unrecognized firm commitments and forecasted transactions denominated in foreign currencies are initially recorded as other comprehensive income. The amounts in accumulated other comprehensive income are reclassified into earnings when earnings are affected by the hedged items.

     Changes in the fair value of interest rate swap agreements designated as hedging instruments to reduce the exposure to variability in expected future cash flows of floating-rate financial assets and liabilities are initially recorded as other comprehensive income. The amounts in accumulated other comprehensive income are reclassified into earnings as interest expense when earnings are affected by the hedged items.

     Changes in the fair value of commodity forward and swap contracts designated as hedging instruments to hedge the exposure to variability in expected future cash flows of the marketable commodities are initially recorded as other comprehensive income. The amounts in accumulated other comprehensive income are reclassified into earnings as revenue—gross trading profit when earnings are affected by the hedged transactions.

     The ineffective portion of the hedging instruments’ gain or loss and the component of the derivative instruments’ gain or loss excluded from the assessment of hedge effectiveness are reported in earnings immediately. If the hedged forecasted transaction will not occur by the end of the originally specified time period, gain or loss on the hedging instrument reported in accumulated other comprehensive income is reclassified into earnings. These amounts were immaterial for the six-month periods ended September 30, 2002 and 2003 and for the year ended March 31, 2003.

     The estimated net amount of the existing gains or losses in accumulated other comprehensive income at September 30, 2003 that is expected to be reclassified into earnings within the next 12 months is a net gain of ¥159 million.

     The maximum length of time over which the companies are hedging their exposure to the variability in expected future cash flows for forecasted transactions (excluding those forecasted transactions related to the payment of variable interest on existing financial instruments) is 38 months. Foreign exchange forward contracts are used as hedging instruments for the forecasted transactions.

Derivative instruments for trading purposes and risk management policy

     The Company and certain subsidiaries use derivative instruments such as foreign exchange forward contracts, interest rate swap agreements and commodity future, forward and option contracts for trading purposes. The Company’s executive officers in charge of risk management have set strict position limits and loss limits for these instruments. Independent back offices and middle offices strictly separated from trading sections (front offices) monitor, evaluate and analyze the position of trading transactions and market risks. Those results are periodically reported to the executive officers. Among others, VaR (Value at Risk: Statistical measure of the potential maximum loss in the fair value of a portfolio resulting from adverse market movements in the underlying risk factors such as foreign currency exchange rates, interest rates and commodity prices, over a defined period, within a certain confidence level) is used to measure the market risks of derivative instruments for trading purposes.

10. FINANCIAL INSTRUMENTS

FAIR VALUE OF FINANCIAL INSTRUMENTS

     In accordance with the requirements of SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” the companies have provided the following fair value estimates and information about valuation methodologies.

     Quoted market prices, where available, are used to estimate fair values of financial instruments. However, quoted market prices are not available for a substantial portion of the financial instruments. Accordingly, fair values for such financial instruments are estimated using discounted cash flow analysis or other valuation techniques.

Current financial assets other than marketable securities and current financial liabilities

     The carrying amount is believed to approximate the fair value of the majority of these instruments because of their short maturities.

Marketable securities and other investments

     See Note 3, “MARKETABLE SECURITIES AND OTHER INVESTMENTS.”

Non-current receivables and advances to associated companies

     The fair values of non-current receivables, including fixed rate, long-term loans receivable, are estimated by discounted cash flow analysis, using interest rates currently being offered for loans or accounts receivable with similar terms to borrowers or customers of similar credit quality and remaining maturities. It is believed that the carrying amounts of loans with floating rates approximate the fair value.

Long-term debt

     The fair values for long-term debt, except for debt with floating rates whose carrying amounts approximate fair value, are estimated by discounted cash flow analysis, using rates currently available for similar types of borrowings with similar terms and remaining maturities.

Financial guarantees and financing commitments

     As a result of the adoption of FIN No. 45, the fair values of financial guarantees are estimated based on the present values of expected future cash flows, considering the remaining terms of the arrangements and the counterparties’ credit standings. See Note 8, “COMMITMENTS AND CONTINGENT LIABILITIES” for fair value information on financial guarantees written by the companies.

     The companies have not estimated the fair values of financing commitments because management does not believe it is practicable to estimate the fair values due to uncertainty involved in attempting to assess the likelihood and timing of commitments being drawn upon, coupled with the lack of an established market. However, management believes the likelihood is remote that material payments will be required under these financing commitments.

Currency and interest rate swap agreements

     The fair values of currency and interest rate swap agreements are estimated by discounted cash flow analysis, using rates currently available for similar types of swap agreements at the reporting date. Currency swap agreements include certain derivatives with both foreign exchange and interest rate exposures. Fair values of those agreements consist of foreign exchange and interest rate factors.

Foreign exchange forward contracts

     The fair values of foreign exchange forward contracts are estimated based on market prices for contracts with similar terms.

     The estimated fair values of certain financial instruments and derivative financial instruments at September 30, 2002 and 2003 and March 31, 2003 were as follows:

	Millions of Yen

	Six-Month Period Ended		Six-Month Period Ended		Year Ended
	September 30, 2002		September 30, 2003		March 31, 2003

	Carrying	Fair	Carrying	Fair	Carrying	Fair
	Amount	value	Amount	value	Amount	value

Financial Assets:
(other than Derivative Financial Instruments) Current financial assets other than marketable securities	¥2,946,586	¥2,946,586	¥3,018,996	¥3,018,996	¥3,078,772	¥3,078,772
Non-current receivables and advances to associated companies (less allowance for doubtful receivables)	484,724	488,467	523,388	526,273	578,794	586,749
Financial Liabilities:
(other than Derivative Financial Instruments)
Current financial liabilities	(2,237,662)	(2,237,662)	(2,271,981)	(2,271,981)	(2,371,506)	(2,371,506)
Long-term debt (including current maturities)	(2,974,187)	(2,999,635)	(2,912,800)	(2,949,358)	(2,970,336)	(3,001,991)
Derivative Financial Instruments (Assets):
Interest rate swap agreements	93,571	93,571	30,893	30,893	96,247	96,247
Currency swap agreements	10,463	10,463	19,921	19,921	10,909	10,909
Foreign exchange forward contracts	36,656	36,656	25,570	25,570	30,192	30,192
Derivative Financial Instruments (Liabilities):
Interest rate swap agreements	(9,453)	(9,453)	(3,965)	(3,965)	(6,027)	(6,027)
Currency swap agreements	(18,787)	(18,787)	(6,858)	(6,858)	(9,346)	(9,346)
Foreign exchange forward contracts	(14,426)	(14,426)	(11,877)	(11,877)	(11,879)	(11,879)

CONCENTRATION OF CREDIT RISK

     The companies’ global operations include a variety of businesses with diverse customers and suppliers which reduces concentrations of credit risks. The companies deal with selective international financial institutions to minimize the credit risk exposure of derivative financial instruments. Credit risk represents the likelihood that the counterparties may be unable to meet the terms of the agreements. Management does not expect any losses as a result of counterparty default on financial instruments. Credit risk is managed through the credit line approved by management and by periodically monitoring the counterparties.

11. SUPPLEMENTAL CASH FLOW INFORMATION

     Supplemental information related to the Statements of Consolidated Cash Flows is as follows:

	Millions of Yen

	Six-Month Period	Six-Month Period	Year Ended
	Ended September 30, 2002	Ended September 30, 2003	March 31, 2003

Cash paid during the period for:
Interest	¥27,442	¥26,196	¥55,211
Income taxes	20,038	25,958	31,002
Non-cash investing and financing activities:
Exchange of shares in connection with a business combination of investees (EITF No. 91-5) (Note 3):
Fair market value of shares received	3,371	—	7,110
Cost of shares surrendered	1,210	—	2,635
Acquisition of a subsidiary:
Fair value of assets acquired	20,683	77,702	20,683
Fair value of liabilities assumed	8,336	71,302	8,336
Cash acquired	1,139	10,259	1,139
Acquisition of a subsidiary, net of cash acquired	11,208	(3,859)	11,208
Contribution of securities to an employee retirement benefit trust (Note 3)	—	—	27,343

12. SUBSEQUENT EVENT

     On November 7, 2003, the Board of Directors approved the payment of an interim cash dividend to shareholders of record on September 30, 2003 of ¥4 per share (¥80 per ADS), or a total of ¥6,326 million.